Exhibit 99.1

April 20, 2011

NASDAQ OMX REPORTS RECORD FIRST QUARTER 2011 RESULTS

- NON-GAAP DILUTED EPS OF $0.61 REPRESENTS 42% INCREASE OVER Q110 RESULTS -

New York, N.Y.—The NASDAQ OMX Group, Inc. (“NASDAQ OMX®”; NASDAQ: NDAQ) reported strong results for the first quarter of 2011. Net income attributable to NASDAQ OMX for the first quarter of 2011 was $104 million, or $0.57 per diluted share, compared with $137 million, or $0.69 per diluted share, in the fourth quarter of 2010, and $61 million, or $0.28 per diluted share, in the first quarter of 2010.

Included in the first quarter of 2011 results are $9 million of expenses associated with merger and strategic initiatives, a sublease loss reserve, and other items.

Financial Highlights:

•	Net exchange revenues were $415 million, a 15% increase over Q110 results.

•	Non-GAAP operating income improved to $190 million, up 19% from the prior year quarter, while operating margins increased to 46%.

•	Non-GAAP Net Income was $110 million, an increase of 20% over Q110 results.

•	Non-GAAP diluted EPS increased to $0.61, up from $0.43 in the prior year quarter.

•	GAAP diluted EPS increased to $0.57, up $0.29 from $0.28 in the first quarter of 2010.

Summary of Non-GAAP Results[1]
($ millions, except EPS)	Q111	Q410	Q110
Net Exchange Revenues[2]	$415	$400	$360
Total Operating Expenses	225	216	201
Operating Income	190	184	159
Net Income	110	110	92
Diluted Earnings Per Share	$0.61	$0.55	$0.43

1.	A complete reconciliation of GAAP to non-GAAP results is included in the attached tables.
2.	Represents revenues less transaction rebates, brokerage, clearance and exchange fees.

Bob Greifeld, Chief Executive Officer and President, NASDAQ OMX said:

“We’re firing on all cylinders as each of our business segments continue to show solid growth. This produced record earnings per share of $0.61, or a 42% increase over the prior year, despite challenging macroeconomic headwinds. The discipline we have shown in managing our business is allowing us to pursue game-changing opportunities in our industry. As this plays out, we will be methodical in our approach to managing the business to continue to deliver for our shareholders.”

Business Highlights

U.S. Transaction Services

•

Following on its success in 2010, NASDAQ OMX was again number one in U.S. equity options market share during the first quarter of 2011, as The NASDAQ Options Market (“NOM”) realized record market share during the period. Additionally, net U.S. derivative trading and clearing revenues for the first quarter of 2011 grew to $48 million, representing an increase of 45% when compared to the prior year quarter.

•	Expanded value-added services by broadening electronic execution capabilities through the launch of a new complex order system at NASDAQ OMX PHLX (“PHLX”).

•

Witnessed continued success at NASDAQ OMX PSX (“PSX”), the first U.S. cash equity trading platform with a price-size priority model, which was launched in the fourth quarter of 2010. Share volume matched on PSX grew 80% during the first quarter of 2011 when compared to the fourth quarter of last year.

European Transaction Services

•

Witnessed significant growth in volumes when compared to the first quarter of 2010. The average daily number of cash equity trades grew 22% from the prior year quarter, while average daily volumes for equity options and futures grew 16%, and fixed-income contracts traded or cleared grew 35%.

•

Volumes for cleared resale and repurchase agreement (“repo”) transactions increased 117% during the first quarter of 2011 when compared to the fourth quarter of 2010. In September 2010, NASDAQ OMX expanded its Nordic clearinghouse by offering members the opportunity to clear repo transactions.

Issuer Services

•

Announced a plan with the Singapore Exchange (“SGX”) to offer a comprehensive suite of tools and solutions designed to enhance corporate activities for listed companies in Asia. The SGX-NASDAQ OMX suite of tailored tools and solutions provides companies with market intelligence, communications tools and governance solutions.

•

Announced a unique partnership with the National Association of Corporate Directors (“NACD”) to provide corporate directors and board executives with NACD’s leading suite of director education and board development programs. The cornerstone of the partnership will focus on encouraging NASDAQ OMX-listed company boards and directors to engage with NACD to reduce risk and enhance investor confidence.

•

The Global Index Group continued its geographic and asset class expansion in the first quarter of 2011 with five new launches of exchange traded funds (“ETFs”) linked to NASDAQ OMX indexes, including India’s first US equities-based ETF on the NASDAQ-100 Index.

Market Technology

•

Osaka Securities Exchange Co., Ltd. (“OSE”), the largest derivatives exchange in Japan, successfully launched its new derivatives trading system, which is powered by NASDAQ OMX technology. The launch of the system delivers improved processing capabilities, such as reduced processing latency, and enables the introduction of market rules and functions employed by major overseas exchanges, which will further enhance the competitiveness of OSE’s market.

The NASDAQ OMX Group, Inc.	2

Operating Highlights

U.S. Cash Equities

•

Total matched market share of U.S. cash equities was 19.2% in the first quarter of 2011, with NASDAQ matching 16.5%, NASDAQ OMX BX (“BX”) matching 1.8% and PSX matching 0.9%. Total matched market share was 19.6% in the fourth quarter of 2010 (NASDAQ: 16.8%; BX: 2.3%; PSX 0.5%) and 23.9% in the first quarter of 2010 (NASDAQ: 20.0%; BX: 3.9%). Total matched share volume was 94.8 billion shares in the first quarter of 2011, compared with 93.1 billion shares in the fourth quarter of 2010 and 126.2 billion shares in the first quarter of 2010.

European Cash Equities

•

Total average daily volume was 339 thousand trades in the first quarter of 2011, compared with 275 thousand in the fourth quarter of 2010 and 278 thousand in the first quarter of 2010. Total average daily value traded was $4.1 billion in the first quarter of 2011, compared with $3.2 billion in the fourth quarter of 2010 and $3.6 billion in the first quarter of 2010.

U.S. Options

•

Total market share of U.S. equity options was 28.7% in the first quarter of 2011, with PHLX matching 23.5% and NOM matching 5.2%. Total market share of U.S. equity options was 31.4% in the fourth quarter of 2010 (PHLX: 26.5%; NOM: 4.9%) and 23.8% in the first quarter of 2010 (PHLX: 21.3%; NOM: 2.5%). Total industry average daily volume was 17.3 million contracts in the first quarter of 2011, compared with 15.1 million contracts in the fourth quarter of 2010 and 14.0 million contracts in the first quarter of 2010.

European Derivatives

•

In the first quarter of 2011, the average daily volume of options, futures and fixed-income contracts was 456 thousand (Q410: 436 thousand; Q110: 421 thousand). Within NASDAQ OMX Commodities, cleared power contracts during the first quarter of 2011 totaled 446 terawatt hours (“TWh”) (Q410: 529 TWh; Q110: 687 TWh).

Global Listings

•

New listings totaled 38 in the first quarter of 2011 compared with 63 in the fourth quarter of 2010 and 47 in the first quarter of 2010. New listings for the first quarter of 2011 included 23 initial public offerings, compared with 37 in the fourth quarter of 2010 and 18 in the first quarter of 2010.

Market Technology

•

Total order intake, which represents the value of orders signed, was $6 million during the first quarter of 2011, compared with $71 million in the fourth quarter of 2010 and $50 million in the first quarter of 2010. At the end of the first quarter of 2011, total order value, which represents the total contract value of orders signed that are yet to be recognized as revenue, was $471 million, compared with $495 million at the end of the fourth quarter of 2010 and $496 million at the end of the first quarter of 2010.

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Joint Proposal to Acquire NYSE Euronext

NASDAQ OMX and IntercontinentalExchange, Inc. (“ICE”) remain committed to pursuing their joint proposal to acquire NYSE Euronext given the benefits to the stockholders of all three companies. The NASDAQ OMX/ICE proposal provides NYSE Euronext stockholders with a strategically attractive alternative to the Deutsche Boerse proposal, with exposure to two focused players in equities and derivative exchanges. The joint proposal, which represents a 20% premium to the existing Deutsche Boerse proposal, also offers stronger potential upside given the superior growth prospects and the realizable combined synergies of $740 million annually from companies with proven track records of achieving synergies and successfully integrating technology in previous acquisitions.

Under the terms of the NASDAQ/ICE proposal, NYSE Euronext stockholders would receive $14.24 in cash, plus 0.4069 shares of NASDAQ OMX common stock and 0.1436 shares of ICE common stock for each NYSE Euronext share. As part of the proposal, ICE would purchase NYSE Euronext’s futures businesses, and NASDAQ OMX would retain NYSE Euronext’s remaining businesses, including the NYSE Euronext stock exchanges in New York, Paris, Brussels, Amsterdam and Lisbon, as well as the U.S. equity options business.

Ron Hassen, Interim Chief Financial Officer, said:

“A combination of exceptional operational performance and effective capital management decisions resulted in NASDAQ OMX growing earnings per share by 42% over prior year results. The highlight of the quarter was the strength of our revenues, which were at their highest levels ever. When coupled with the successful integrations of our recent acquisitions, NASDAQ OMX is poised to realize continued growth.”

Expense Guidance

Total run rate operating expenses for the full year of 2011 are expected to be in the range of $895 million to $915 million, excluding approximately $50 million in merger related and other infrequent charges.

Financial Review

Revenues

Revenues less transaction rebates, brokerage, clearance and exchange fees (“net exchange revenues”) were $415 million for the first quarter of 2011, an increase of $15 million, or 4%, from the fourth quarter of 2010 and an increase of $55 million, or 15%, from the first quarter of 2010. Changes in the exchange rates of various currencies as compared to the U.S. dollar had the impact of increasing revenues in the first quarter of 2011 by $5 million when compared to the fourth quarter of 2010, and by $10 million when compared to the first quarter of 2010.

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Market Services

Market Services net exchange revenues were $281 million for the first quarter of 2011, up 6% when compared to the fourth quarter of 2010 results and up 17% when compared to the first quarter of 2010.

Transaction Services

Net exchange revenues from Transaction Services were $195 million for the first quarter of 2011, an increase of $13 million, or 7%, when compared to the fourth quarter of 2010, and an increase of $40 million, or 26%, when compared to the first quarter of 2010.

•	Total net cash equity trading revenues were $62 million for the first quarter of 2011, up $2 million, or 3%, from the fourth quarter of 2010, and up $7 million, or 13%, from the prior year quarter.

•

Net U.S. cash equity trading revenues increased $2 million when compared to the fourth quarter of 2010 due to higher industry trading volumes, which were up 4% from fourth quarter of 2010 levels, offset somewhat by lower market share. Net revenues increased $7 million when compared to the prior year quarter due primarily to modified rates, offset somewhat by lower trading volumes.

•

Included in U.S. cash equity trading revenues in the first quarter of 2011 are $66 million in SEC Section 31 fees, compared with $57 million in the fourth quarter of 2010 and $55 million in the first quarter of 2010. Corresponding cost of revenues, reflecting the reimbursement of these fees to the SEC, is included in brokerage, clearance and exchange fees.

•	European cash equity trading revenues were equal to results from the fourth quarter of 2010 and the first quarter of 2010, as increases in trading activity were offset by lower average fees.

•

Total net derivative trading and clearing revenues were $80 million for the first quarter of 2011, up $6 million, or 8%, from the fourth quarter of 2010 and up $19 million, or 31%, from the prior year quarter.

•

Net U.S. derivative trading and clearing revenues increased $6 million when compared to the fourth quarter of 2010 and $15 million when compared to first quarter of 2010 revenues. The increase when compared to the fourth quarter of 2010 is primarily due to higher volumes and an improvement in the average fee realized. The increase when compared to the first quarter of 2010 is driven by higher market share and higher industry volumes.

•

European derivative trading and clearing revenues were equal to results from the fourth quarter of 2010, but increased $4 million when compared to the first quarter of 2010. When compared to the fourth quarter of 2010, the favorable impact from increases in derivative trading activity and changes in the exchange rates of various currencies as compared to the U.S. dollar were offset by the negative impact from lower clearing volume for energy derivative products. The increase when compared to the first quarter of 2010 is due to higher trading and clearing volumes for options, futures and fixed-income products. Also contributing to the increase are changes in the exchange rates of various currencies as compared to the U.S. dollar.

The NASDAQ OMX Group, Inc.	5

•

Access Services revenues were $53 million for the first quarter of 2011, an increase of $5 million, or 10%, when compared to the fourth quarter of 2010 and an increase of $14 million, or 36%, when compared to the prior year quarter. The increase in revenues when compared to the fourth quarter of 2010 is primarily due to the acquisition of FTEN, which was completed in December 2010. The increase when compared to the first quarter of 2010 is due to continued demand for our services and to the acquisition of FTEN.

Market Data

Market Data revenues were $81 million for the first quarter of 2011, up $2 million, or 3%, when compared to the fourth quarter of 2010, and up $1 million, or 1%, when compared to the first quarter of 2010.

•

Net U.S. tape plans revenues were $27 million in the first quarter of 2011, down $1 million when compared to revenues in the fourth quarter of 2010, and down $4 million, or 13%, when compared to the prior year quarter. The reduction in revenues when compared to both periods is due to lower plan shareable revenue and to declines in trading and quoting market share of U.S equities, as calculated under the SEC-mandated market data revenue quoting and trading formula.

•

U.S. market data products revenues were $32 million in the first quarter of 2011, equal to revenues reported in the fourth quarter of 2010, but up $1 million, or 3%, when compared to the prior year quarter. The increase in revenues when compared to the first quarter of 2010 is driven by the growth of new products such as BX TotalView, options data feeds, and global access products, partially offset by discontinued products.

•

European market data products revenues were $22 million in the first quarter of 2011, an increase of $3 million, or 16%, when compared to the fourth quarter of 2010, and an increase of $4 million, or 22%, when compared to the prior year quarter. The increase when compared to both periods is primarily due to modified fees for market data products, higher audit revenues, and to changes in the exchange rates of various currencies as compared to the U.S. dollar.

Issuer Services

Issuer Services revenues were $91 million for the first quarter of 2011, an increase of $2 million, or 2%, when compared to the fourth quarter of 2010, and an increase of $7 million, or 8%, when compared to the first quarter of 2010.

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Global Listing Services

Global Listing Services revenues were $78 million for the first quarter of 2011, up $1 million, or 1%, when compared to the fourth quarter of 2010, and up $6 million, or 8% when compared to the first quarter of 2010. The increase when compared to the fourth quarter of 2010 is due to higher European listing fees. When compared to the prior year period, revenue growth is primarily due to increases in Corporate Solutions revenues, resulting from higher demand for services from listed companies.

Global Index Group

Global Index Group revenues were $13 million for the first quarter of 2011, up $1 million, or 8%, when compared to revenues in the fourth quarter of 2010 and the first quarter of 2010. Higher revenues when compared to both periods are primarily due to increases in asset sizes of licensed ETFs as well as additional demand for new licensed ETFs and other financial products, partially offset by a decrease in volume for licensed derivative products in the first quarter of 2011.

Market Technology

Market Technology revenues were $43 million for the first quarter of 2011, down $3 million, or 7%, from the fourth quarter of 2010, but up $9 million, or 26%, when compared to the first quarter of 2010. The decline when compared to the fourth quarter of 2010 is due to seasonally higher billable activity in the prior period. The increase when compared to the first quarter of 2010 is primarily due to the inclusion of revenue associated with SMARTS, which was acquired during the third quarter of 2010. Also contributing to the increase in revenues when compared to the first quarter of 2010 are revenues associated with recently delivered projects and changes in the exchange rates of various currencies as compared to the U.S. dollar.

Operating Expenses

Total non-GAAP operating expenses increased $9 million, or 4%, to $225 million in the first quarter of 2011 from $216 million in the fourth quarter of 2010, and increased $24 million, or 12%, from $201 million in the prior year quarter. The increase when compared to the fourth quarter of 2010 is primarily driven by higher expenses resulting from the inclusion of expenses related to FTEN, which was acquired in the fourth quarter of 2010. Also contributing to the increase was the impact of changes in the exchange rates of various currencies as compared to the U.S. dollar, which had the effect of increasing expenses by $4 million when compared to the fourth quarter of 2010. The increase when compared to the first quarter of 2010 is primarily due to higher expenses associated with FTEN, SMARTS (acquired in the third quarter of 2010), and Nord Pool ASA (acquired in the second quarter of 2010). Also contributing to the increase are changes in the exchange rates of various currencies as compared to the U.S. dollar, which had the effect of increasing expenses by $7 million.

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Net Interest Expense

Net interest expense was $28 million for the first quarter of 2011, compared with $24 million for the fourth quarter of 2010 and $23 million for the first quarter of 2010. The increase in net interest expense when compared to both periods is due to the issuance of senior bonds in December of 2010 to finance the repurchase of shares. Included in total net interest expense for the first quarter of 2011 is $24 million in interest expense and other related fees, $4 million of non-cash expense associated with the accretion of senior and convertible notes, and $2 million in amortization of financing costs related to convertible notes and bonds. Interest income for the first quarter of 2011 was $2 million.

Earnings Per Share

On a non-GAAP basis, first quarter 2011 earnings per diluted share were $0.61 as compared to non-GAAP earnings per diluted share of $0.55 in the fourth quarter of 2010 and non-GAAP earnings per diluted share of $0.43 in the prior year quarter. NASDAQ OMX’s weighted average shares outstanding used to calculate diluted earnings per share was 181 million for the first quarter of 2011, 200 million for the fourth quarter of 2010, and 215 million for the first quarter of 2010.

About NASDAQ OMX

The NASDAQ OMX Group, Inc. is the world’s largest exchange company. It delivers trading, exchange technology and public company services across six continents, with more than 3,500 listed companies. NASDAQ OMX offers multiple capital raising solutions to companies around the globe, including its U.S. listings market, NASDAQ OMX Nordic, NASDAQ OMX Baltic, NASDAQ OMX first North, and the U.S. 144A sector. The company offers trading across multiple asset classes including equities, derivatives, debt, commodities, structured products and exchange-traded funds. NASDAQ OMX technology supports the operations of over 70 exchanges, clearing organizations and central securities depositories in more than 50 countries. NASDAQ OMX Nordic and NASDAQ OMX Baltic are not legal entities but describe the common offering from NASDAQ OMX exchanges in Helsinki, Copenhagen, Stockholm, Iceland, Tallinn, Riga, and Vilnius. For more information about NASDAQ OMX, visit http://www.nasdaqomx.com. *Please follow NASDAQ OMX on Facebook (http://www.facebook.com/pages/NASDAQ-OMX/108167527653) and Twitter (http://www.twitter.com/nasdaqomx). NDAQG NDAQF

Non-GAAP Information

In addition to disclosing results determined in accordance with GAAP, NASDAQ OMX also discloses certain non-GAAP results of operations, including net income attributable to NASDAQ OMX, diluted earnings per share, operating income and operating expenses that make certain adjustments or exclude certain charges and gains that are described in the reconciliation table of GAAP to non-GAAP information provided at the end of this release. Management believes that this non-GAAP information provides investors with additional information to assess NASDAQ OMX’s operating performance by making certain adjustments or excluding costs or gains and assists investors in comparing our operating performance to prior periods. Management uses this non-GAAP information, along with GAAP information, in evaluating its historical operating performance.

The NASDAQ OMX Group, Inc.	8

The non-GAAP information is not prepared in accordance with GAAP and may not be comparable to non-GAAP information used by other companies. The non-GAAP information should not be viewed as a substitute for, or superior to, other data prepared in accordance with GAAP.

Forward-Looking Statements

Information set forth in this communication contains forward-looking statements that involve a number of risks and uncertainties. NASDAQ OMX and ICE caution readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information. Such forward-looking statements include, but are not limited to (i) projections about future financial results, growth, trading volumes, tax benefits and achievement of synergy targets, (ii) statements about the implementation dates and benefits of certain strategic initiatives, (iii) statements about integrations of recent acquisitions, and (iv) other statements that are not historical facts. Forward-looking statements involve a number of risks, uncertainties or other factors beyond NASDAQ OMX’s and ICE’s control. These factors include, but are not limited to, NASDAQ OMX’s and ICE’s ability to implement its strategic initiatives, economic, political and market conditions and fluctuations, government and industry regulation, interest rate risk, U.S. and global competition, and other factors detailed in each of NASDAQ OMX’s and ICE’s filings with the U.S. Securities Exchange Commission (the “SEC”), including (i) NASDAQ OMX’s annual reports on Form 10-K and quarterly reports on Form 10-Q that are available on NASDAQ OMX’s website at http://nasdaqomx.com and (ii) ICE’s annual reports on Form 10-K and quarterly reports on Form 10-Q that are available on ICE’s website at http://theice.com. NASDAQ OMX’s and ICE’s filings are also available on the SEC website at www.sec.gov. Risks and uncertainties relating to the proposed transaction include: NASDAQ OMX, ICE and NYSE Euronext will not enter into any definitive agreement with respect to the proposed transaction; required regulatory approvals and financing commitments will not be obtained on satisfactory terms and in a timely manner, if at all; the proposed transaction will not be consummated; the anticipated benefits of the proposed transaction will not be realized; and the integration of NYSE Euronext’s operations with those of NASDAQ OMX or ICE will be materially delayed or will be more costly or difficult than expected. NASDAQ OMX and ICE undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Important Information About the Proposed Transaction and Where to Find It:

Subject to future developments, additional documents regarding the transaction may be filed with the SEC. This material is not a substitute for the joint proxy statement/prospectus or any other documents NASDAQ OMX, ICE and NYSE Euronext would

The NASDAQ OMX Group, Inc.	9

file with the SEC. Such documents, however, are not currently available. INVESTORS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED TRANSACTION AND ANY OTHER DOCUMENTS NASDAQ OMX, ICE AND NYSE EURONEXT WOULD FILE WITH THE SEC, IF AND WHEN THEY BECOME AVAILABLE, BECAUSE SUCH DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain a free copy of the joint proxy statement/prospectus, if and when such document becomes available, and other relevant documents filed by NYSE Euronext, ICE and/or NASDAQ OMX, without charge, at the SEC’s website (http://www.sec.gov). Copies of the final proxy statement/prospectus, if and when such document becomes available may be obtained, without charge, by directing a request to NASDAQ OMX at One Liberty Plaza, New York, New York 10006, Attention: Investor Relations, in the case of NASDAQ OMX’s filings, or ICE, at 2100 RiverEdge Parkway, Suite 500, Atlanta, Georgia, 30328, Attention: Investor Relations; or by emailing a request to ir@theice.com, in the case of ICE’s filings.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

Participants in the Solicitation:

NASDAQ OMX, ICE, and their respective directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction.

You can find information about NASDAQ OMX and NASDAQ OMX’s directors and executive officers in NASDAQ OMX’s Annual Report on Form 10-K, filed with the SEC on February 24, 2011, and in NASDAQ OMX’s proxy statement for its 2011 annual meeting of stockholders, filed with the SEC on April 15, 2011.

You can find information about ICE and ICE’s directors and executive officers in ICE’s Annual Report on Form 10-K, filed with the SEC on February 9, 2011, and in ICE’s proxy statement for its 2011 annual meeting of stockholders, filed with the SEC on April 1, 2011.

Additional information about the interests of potential participants will be included in the joint prospectus/proxy statement, if and when it becomes available, and the other relevant documents filed with the SEC.

Contact Media Relations:	Contact Investor Relations:

Frank DeMaria +1.212.231.5183	Vincent Palmiere +1.212.401.8742

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(tables follow)

(income statement)

(revenue statement)

(balance sheet)

(GAAP reconciliation table)

(key drivers)

The NASDAQ OMX Group, Inc.	11

The NASDAQ OMX Group, Inc.

Condensed Consolidated Statements of Income

(in millions, except per share amounts)

(unaudited)

	Three Months Ended
	March 31, 2011	December 31, 2010	March 31, 2010
Revenues
Market Services revenues	$683	$648	$652
Cost of revenues:
Transaction rebates	(309)	(299)	(327)
Brokerage, clearance and exchange fees	(93)	(84)	(84)

Total cost of revenues	(402)	(383)	(411)

Total Market Services revenues less transaction rebates, brokerage, clearance and exchange fees	281	265	241

Issuer Services revenues	91	89	84
Market Technology revenues	43	46	34
Other revenues	—	—	1

Total revenues less transaction rebates, brokerage, clearance and exchange fees	415	400	360

Operating Expenses
Compensation and benefits	112	110	98
Marketing and advertising	5	6	4
Depreciation and amortization	27	27	25
Professional and contract services	21	21	19
Computer operations and data communications	17	15	16
Occupancy	23	22	22
Regulatory	9	9	9
Merger and strategic initiatives	5	2	—
General, administrative and other	15	13	55

Total operating expenses	234	225	248

Operating income	181	175	112

Interest income	2	2	2
Interest expense	(30)	(26)	(25)
Dividend and investment Income	(1)	(3)	—

Income before income taxes	152	148	89
Income tax provision	49	13	29

Net income	103	135	60

Net loss attributable to noncontrolling interests	1	2	1

Net income attributable to NASDAQ OMX	$104	$137	$61

Basic and diluted earnings per share:
Basic earnings per share	$0.59	$0.70	$0.29

Diluted earnings per share	$0.57	$0.69	$0.28

Weighted-average common shares outstanding for earnings per share:
Basic	176	195	211
Diluted	181	200	215

The NASDAQ OMX Group, Inc.

Revenue Detail

(in millions)

(unaudited)

	Three Months Ended
	March 31, 2011	December 31, 2010	March 31, 2010
MARKET SERVICES
Transaction Services
Cash Equity Trading Revenues:
U.S. cash equity trading	$365	$331	$403
Cost of revenues:
Transaction rebates	(242)	(219)	(291)
Brokerage, clearance and exchange fees	(84)	(75)	(80)

Total U.S. cash equity cost of revenues	(326)	(294)	(371)

Net U.S. cash equity trading revenues	39	37	32
European cash equity trading	23	23	23

Total net cash equity trading revenues	62	60	55

Derivative Trading and Clearing Revenues:
U.S. derivative trading and clearing	124	131	73
Cost of revenues:
Transaction rebates	(67)	(80)	(36)
Brokerage, clearance and exchange fees	(9)	(9)	(4)

Total U.S. derivative trading and clearing cost of revenues	(76)	(89)	(40)

Net U.S. derivative trading and clearing revenues	48	42	33
European derivative trading and clearing revenues	32	32	28

Total net derivative trading and clearing revenues	80	74	61

Access Services Revenues	53	48	39

Total Transaction Services revenues less transaction rebates, brokerage, clearance and exchange fees	195	182	155

Market Data:
Net U.S. tape plans	27	28	31
U.S. market data products	32	32	31
European market data products	22	19	18

Total Market Data revenues	81	79	80

Broker Services	4	4	4

Other Market Services	1	—	2

Total Market Services revenues less transaction rebates, brokerage, clearance and exchange fees	281	265	241

ISSUER SERVICES
Corporate Client Group: Global Listing Services:
U.S. Operations: Annual renewal fees	29	29	28
Listing of additional shares fees	10	10	9
Initial listing fees	4	4	5

Total U.S. listing fees	43	43	42
European listing fees	13	12	13
Corporate Solutions	22	22	17

Total Global Listing Services	78	77	72

Global Index Group	13	12	12

Total Issuer Services revenues	91	89	84

MARKET TECHNOLOGY
License, support and facility management revenues	28	28	26
Delivery project revenues	6	5	4
Change request, advisory and broker surveillance revenues	9	13	4

Total Market Technology revenues	43	46	34

Other	—	—	1

Total revenues less transaction rebates, brokerage, clearance and exchange fees	$415	$400	$360

The NASDAQ OMX Group, Inc.

Condensed Consolidated Balance Sheets

(in millions)

	March 31, 2011	December 31, 2010
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$439	$315
Restricted cash	60	60
Financial investments, at fair value	283	253
Receivables, net	327	298
Deferred tax assets	8	13
Open clearing contracts:
Derivative positions, at fair value	2,295	4,037
Resale agreements, at contract value	6,655	3,441
Other current assets	108	93

Total current assets	10,175	8,510
Non-current restricted cash	105	105
Property and equipment, net	166	164
Non-current deferred tax assets	358	433
Goodwill	5,339	5,127
Intangible assets, net	1,773	1,719
Other assets	149	149

Total assets	$18,065	$16,207

Liabilities
Current liabilities:
Accounts payable and accrued expenses	$151	$142
Section 31 fees payable to SEC	70	82
Accrued personnel costs	71	122
Deferred revenue	237	122
Other current liabilities	149	119
Deferred tax liabilities	27	26
Open clearing contracts:
Derivative positions, at fair value	2,295	4,037
Repurchase agreements, at contract value	6,655	3,441
Current portion of debt obligations	140	140

Total current liabilities	9,795	8,231
Debt obligations	2,150	2,181
Non-current deferred tax liabilities	716	698
Non-current deferred revenue	172	170
Other liabilities	195	198

Total liabilities	13,028	11,478

Commitments and contingencies

Equity
NASDAQ OMX stockholders’ equity:
Common stock	2	2
Additional paid-in capital	3,784	3,780
Common stock in treasury, at cost	(786)	(796)
Accumulated other comprehensive loss	(82)	(272)
Retained earnings	2,108	2,004

Total NASDAQ OMX stockholders’ equity	5,026	4,718
Noncontrolling interests	11	11

Total equity	5,037	4,729

Total liabilities and equity	$18,065	$16,207

The NASDAQ OMX Group, Inc.

Reconciliation of GAAP Net Income, Diluted Earnings Per Share, Operating Income and Operating Expenses

to Non-GAAP Net Income, Diluted Earnings Per Share, Operating Income and Operating Expenses

(in millions, except per share amounts)

(unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2011	2010	2010
GAAP net income attributable to NASDAQ OMX:	$104	$137	$61

Non-GAAP adjustments:

Merger and strategic initiatives	5	2	—
Sublease reserves	2	1	2
Asset retirements	1	2	3
Workforce reductions	—	2	2
Debt repayment	—	—	40
Other	1	2	—

Total non-GAAP adjustments	9	9	47
Adjustment to the income tax provision to reflect non-GAAP adjustments(1)	(3)	(3)	(16)
Non-recurring tax items, net	—	(33)	—

Total non-GAAP adjustments, net of tax	6	(27)	31

Non-GAAP net income attributable to NASDAQ OMX	$110	$110	$92

GAAP diluted earnings per common share:	$0.57	$0.69	$0.28
Total adj. from non-GAAP net income above	0.04	(0.14)	0.15

Non-GAAP diluted earnings per common share	$0.61	$0.55	$0.43

	Three Months Ended
	March 31,	December 31,	March 31,
	2011	2010	2010

GAAP operating income:	$181	$175	$112

Non-GAAP adjustments:

Merger and strategic initiatives	5	2	—
Sublease reserves	2	1	2
Asset retirements	1	2	3
Workforce reductions	—	2	2
Debt repayment	—	—	40
Other	1	2	—

Total non-GAAP adjustments	9	9	47

Non-GAAP operating income	$190	$184	$159

Total revenues less transaction rebates, brokerage, clearance and exchange fees	$415	$400	$360

Non-GAAP operating margin (2)	46%	46%	44%

(1)	We determine the tax effect of each item based on the tax rules in the respective jurisdiction where the transaction occurred.
(2)	Non-GAAP operating margin equals non-GAAP operating income divided by total revenues less transaction rebates, brokerage, clearance and exchange fees.

The NASDAQ OMX Group, Inc.

Reconciliation of GAAP Net Income, Diluted Earnings Per Share, Operating Income and Operating Expenses

to Non-GAAP Net Income, Diluted Earnings Per Share, Operating Income and Operating Expenses

(in millions)

(unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2011	2010	2010
GAAP operating expenses:	$234	$225	$248

Non-GAAP adjustments:
Merger and strategic initiatives	(5)	(2)	—
Sublease reserves	(2)	(1)	(2)
Asset retirements	(1)	(2)	(3)
Workforce reductions	—	(2)	(2)
Debt repayment	—	—	(40)
Other	(1)	(2)	—

Total non-GAAP adjustments	(9)	(9)	(47)

Non-GAAP operating expenses	$225	$216	$201

The NASDAQ OMX Group, Inc.

Quarterly Key Drivers Detail

(unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2011	2010	2010
Market Services
Cash Equity Trading
NASDAQ securities
Average daily share volume (in billions)	2.05	1.89	2.34
Matched market share executed on NASDAQ	26.8%	27.5%	29.1%
Matched market share executed on NASDAQ OMX BX	1.4%	1.8%	3.7%
Matched market share executed on NASDAQ OMX PSX	0.9%	0.5%	—
Market share reported to the FINRA/NASDAQ
Trade Reporting Facility(1)	32.7%	32.5%	38.6%
Total market share (2)	61.8%	62.3%	71.5%

NYSE securities
Average daily share volume (in billions)	4.54	4.31	4.83
Matched market share executed on NASDAQ	11.8%	11.9%	15.2%
Matched market share executed on NASDAQ OMX BX	2.0%	2.2%	4.4%
Matched market share executed on NASDAQ OMX PSX	0.8%	0.5%	—
Market share reported to the FINRA/NASDAQ
Trade Reporting Facility(1)	29.9%	30.0%	33.5%
Total market share (2)	44.5%	44.6%	53.1%

NYSE Amex and regional securities
Average daily share volume (in billions)	1.35	1.22	1.47
Matched market share executed on NASDAQ	16.8%	17.7%	21.6%
Matched market share executed on NASDAQ OMX BX	1.7%	3.2%	2.4%
Matched market share executed on NASDAQ OMX PSX	1.3%	0.6%	—
Market share reported to the FINRA/NASDAQ
Trade Reporting Facility(1)	27.1%	26.5%	32.3%
Total market share (2)	46.9%	48.0%	56.3%

Total U.S.-listed equities
Average daily share volume (in billions)	7.94	7.42	8.64
Matched share volume (in billions)	94.8	93.1	126.2
Matched market share executed on NASDAQ	16.5%	16.8%	20.0%
Matched market share executed on NASDAQ OMX BX	1.8%	2.3%	3.9%
Matched market share executed on NASDAQ OMX PSX	0.9%	0.5%	—

NASDAQ OMX Nordic and NASDAQ OMX Baltic Markets
Average daily number of equity trades	338,534	274,776	278,372
Average daily value of shares traded (in billions)	$4.1	$3.2	$3.6

Derivative Trading and Clearing
U.S. Equity Options Contracts
Total industry average daily volume (in millions)	17.3	15.1	14.0
Matched market share:
NASDAQ OMX PHLX	23.5%	26.5%	21.3%
The NASDAQ Options Market	5.2%	4.9%	2.5%

NASDAQ OMX Nordic and NASDAQ OMX Baltic Markets
Average daily volume:
Options, futures and fixed-income contracts	455,845	436,253	421,275
Finnish option contracts traded on Eurex	177,836	99,716	108,576

NASDAQ OMX Commodities
Clearing Turnover:
Power contracts (TWh)(3)	446	529	687
International Power contracts (TWh) (3)	8	4	4
Carbon contracts (1000 tCO2)(3)	4,036	5,582	11,879

Issuer Services
NASDAQ
Initial public offerings	22	34	15
New listings (4)	34	54	41
Number of listed companies (5)	2,760	2,778	2,823

NASDAQ OMX Nordic and NASDAQ OMX Baltic Markets
Initial public offerings	1	3	3
New listings (6)	4	9	6
Number of listed companies (7)	773	780	792

Market Technology
Order intake (in millions)(8)	$6	$71	$50
Total order value (in millions)(9)	$471	$495	$496

(1)	Transactions reported to the Financial Industry Regulatory Authority, or FINRA, FINRA/NASDAQ Trade Reporting Facility.
(2)	Includes transactions executed on NASDAQ’s, NASDAQ OMX BX’s and NASDAQ OMX PSX’s systems plus trades reported through the FINRA/NASDAQ Trade Reporting Facility.
(3)	Transactions executed on Nord Pool ASA and reported for clearing to NASDAQ OMX Commodities measure by Terawatt hours (TWh) and one thousand metric tons of carbon dioxide (1000 tCO2).
(4)	New listings include IPOs, including those completed on a best efforts basis, issuers that switched from other listing venues, closed-end funds and separately listed ETFs.
(5)	Number of listed companies for NASDAQ at period end, including separately listed ETFs.
(6)	New listings include IPOs and represent companies listed on the exchanges that comprise NASDAQ OMX Nordic and NASDAQ OMX Baltic and companies on the alternative markets, NASDQ OMX First North.
(7)	Represents companies listed on the exchanges that comprise NASDAQ OMX Nordic and NASDAQ OMX Baltic and companies on the alternative markets, NASDAQ OMX First North, at period end.
(8)	Total contract value of orders signed.
(9)	Represents total contract value of orders signed that are yet to recognized as revenue.